Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2019 Unaudited Financial Results

Company to Host Earnings Conference Call on Friday, May 10, 2019, at 8:00 am ET

BAODING, China, May 9, 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today its unaudited financial results for the three months ended March 31, 2019.

	For the Three Months Ended March 31,
($ millions)	2019	2018	% Change
Revenues	17.45	1.89	824.2%
Regular Corrugating Medium Paper (“CMP”)*	12.22	0.91	1246.8%
Light-Weight CMP**	3.37	0.65	416.2%
Offset Printing Paper	0.00	0.33	-100.0%
Tissue Paper Products	1.86	0.00	NM

Gross loss	-0.19	-0.70	-72.3%
Gross profit (loss) margin	-1.1%	-36.8%	35.7 pp
Regular Corrugating Medium Paper (“CMP”)*	-0.4%	-20.2%	19.9 pp
Light-Weight CMP**	-5.3%	-59.5%	54.1 pp
Offset Printing Paper	NM	-37.7%	NM
Tissue Paper Products	1.8%	NM	NM

Operating loss	-3.17	-4.52	29.8%
Net loss	-2.72	-4.09	33.4%
EBITDA	0.81	-0.49	NM
Basic and Diluted earnings (loss) per share	-0.12	-0.19	36.8%

*	Products from PM6
**	Products from PM1
***	pp represents percentage points

Revenue for the first quarter of 2019 increased by 824.2% to $17.45 million, primarily due to the increase in sales volume of corrugating medium paper (“CMP”) and tissue paper products, partially offset by the decrease in average selling price (“ASP”) of CMP. Gross loss for the first quarter of 2019 was $0.19 million, compared to $0.70 million for the same period of last year. Gross loss margin was 1.1% for the first quarter of 2019, compared to 36.8% for the same period of last year. Net loss was $2.72 million, or loss per share of $0.12, compared to net loss of $4.09 million, or loss per share of $0.19, for the same period of last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was positive $0.81 million for the first quarter of 2019, compared to negative $0.49 million for the same period of last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “Our financial results of the first quarter 2019 showed significant improvement versus the same period last year mainly as government-mandated restrictions on natural gas supply caused production suspension from late January to mid-March of last year. However, on a sequentially basis, our first quarter 2019 revenue of $17.45 million decreased from the levels of the prior three quarters, highlighting the seasonal effect of the Chinese New Year as well as the continued challenges facing our CMP business. Sales of tissue paper products were the bright spot in the first quarter of 2019, contributing $1.86 million in revenue, or 10.7% of total revenue, thanks to the newly launched tissue paper production line at PM8. With the offset printing paper resuming production in April 2019, the Company has all the production lines in operation. As such, we expect to improve the overall performance in the coming quarters. For the remainder of the year, we expect no big swings in both market demand and ASP for our products.”

First Quarter 2019 Financial Results

Revenue

For the first quarter of 2019, total revenue increased by $15.56 million, or 824.2%, to $17.45 million from $1.89 million for the same period of last year. The increase in total revenue was mainly due to the increase in both sales volume of CMP and tissue paper products, partially offset by the decrease in ASP of CMP. The following table summarizes revenue, volume and ASP by product for the first quarter of 2019 and 2018, respectively:

	For the Three Months Ended March 31,
	2019			2018
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	12,225	26,293	465	908	1,672	543
Light-Weight CMP	3,365	7,425	453	652	1,251	521
Offset Printing Paper	-	-	-	329	379	867
Tissue Paper Products	1,860	1,603	1,160	-	-	-
Total	17,450	35,321	494	1,888	3,302	572

Revenue from CMP, including both regular CMP and Light-Weight CMP, increased by $14.03 million, or 899.6%, to $15.59 million and accounted for 89.3% of total revenue for the first quarter of 2019, compared to $1.56 million, or 82.6% of total revenue, for the same period of last year. The Company sold 33,718 tonnes of CMP at an ASP of $462/tonne in the first quarter of 2019, compared to 2,923 tonnes at an ASP of $534/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $11.32 million, or 1,246.8%, to $12.22 million, resulting from sales of 26,293 tonnes at an ASP of $465/tonne, during the first quarter of 2019, compared to revenue of $0.91 million, resulting from sales of 1,672 tonnes at an ASP of $543/tonne, for the same period of last year. Revenue from light-weight CMP increased by $2.71 million, or 416.2%, to $3.37 million, resulting from sales of 7,425 tonnes at an ASP of $453/tonne for the first quarter of 2019, compared to revenue of $0.65 million, resulting from sales of 1,251 tonnes at an ASP of $521/tonne for the same period of last year.

Production of offset printing paper was suspended from August 2018 to March 2019 due to equipment maintenance and restriction on production volume by the government attributable to environmental concerns. Production of offset printing paper was resumed in April 2019. As a result, revenue from offset printing paper was $nil for the first quarter of 2019, compared to $0.33 million for the same period of last year. The Company didn’t sell any offset printing paper in the first quarter of 2019, compared to sale volume of 379 tonnes at an ASP of $867/tonne in the same period of last year.

We process base tissue paper purchased from a long-term supplier and produce finished tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018, we completed the construction and installation and test of operation of PM8 and announced the commercial launch of tissue paper production. Revenue from tissue paper products was $1.86 million, resulting from sales of 1,603 tonnes at an ASP of $1,160/tonne, for the first quarter of 2019.

Gross Loss and Gross Loss Margin

Total cost of sales increased by $15.06 million, or 582.9%, to $17.64 million for the first quarter of 2019, from $2.58 million for the same period of last year. The increase in total cost of sales was mainly due to the increase in sales volume of CMP and tissue paper products, partially offset by a decrease in unit material purchase costs. Cost of sales per tonne was $499 for the first quarter of 2019, compared to $782 per tonne for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $467, $477, $nil and $1,140, respectively, for the first quarter of 2019, compared to $653, $831, $1,194 and $nil per tonne, respectively, for the same period of last year. Average unit purchase costs of recycled paper board, major raw material used for our production, was approximately $242/tonne for the first quarter of 2019, compared to $325/tonne for the same period of last year.

Total gross loss decreased by $0.50 million, or 72.3%, to $0.19 million for the first quarter of 2019 from $0.70 million for the same period of last year as a result of factors described above. Overall gross loss margin was 1.1% for the first quarter of 2019, compared to 36.8% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper and tissue paper products were -0.4%, -5.4%, nil% and 1.8%, respectively, for the first quarter of 2019, compared to -20.2%, -59.5%, -37.7% and nil%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.83 million, or 21.8%, to $2.98 million for the first quarter of 2019 from $3.81 million for the same period of last year. The decrease in SG&A was mainly due to additional repair and maintenance costs incurred during the production suspension period in 2018. As a percentage of total revenue, SG&A was 17.1% for the first quarter of 2019, compared to 202.0% for the same period of last year.

Loss from Operations

Loss from operations was $3.17 million for the first quarter of 2019, compared to $4.52 million for the same period of last year. Operating loss margin was 18.2% for the first quarter of 2019, compared to 239.4% for the same period of last year.

Net Loss and Net Loss per Share

Net loss decreased by $1.36 million, or 33.4%, to $2.72 million for the first quarter of 2019 from $4.09 million for the same period of last year.

Net loss per basic and diluted share improved by $0.07, or 36.8%, to $0.12 for the first quarter of 2019 from $0.19 for the same period of last year.

EBITDA

EBITDA was positive $0.81 million for the first quarter of 2019, compared to negative $0.49 millionfor the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

	For the Three Months Ended March 31,
($ millions)	2019	2018
Net income (loss)	-2.72	-4.09
Add: Income tax	-0.65	-0.54
Net interest expense	0.26	0.40
Depreciation and amortization	3.93	3.73
EBITDA	0.81	-0.49

Cash, Liquidity and Financial Position

As of March 31, 2019, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), notes payable and long-term debt (including related party loans) of $2.63 million, $9.22 million, $nil million and $7.02 million, respectively, compared to $8.47 million, $14.29 million, $3.64 million and $6.89 million, respectively, at the end of 2018. Net accounts receivable was $2.41 million as of March 31, 2019, compared to $2.88 million as of December 31, 2018. Net inventory was $4.16 million as of March 31, 2019, compared to $2.92 million at the end of 2018. As of March 31, 2019, the Company had current assets of $15.41 million and current liabilities of $20.41 million, resulting in a working capital deficit of $5.01 million. This was compared to current assets of $24.16 million, current liabilities of $29.63 million and working capital deficit of $5.48 million at the end of 2018.

Net cash used in operating activities was $3.05 million for the first quarter of 2019, compared to $4.86 million for the same period of last year. Net cash used in investing activities was $1.42 million for the first quarter of 2019, compared to $0.71 million for the same period of last year. Net cash used in financing activities was $5.37 million for the first quarter of 2019, compared to net cash provided by financing activities of $0.79 million for the same period of last year.

Earnings Conference Call

The Company’s management will host a conference call to discuss its first quarter 2019 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Friday, May 10, 2019.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging First Quarter 2019 Earnings Conference Call.”

Date:	Friday, May 10, 2019
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	5348189

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at:
https://edge.media-server.com/m6/p/erqyht32\.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on May 10, 2019 to 9:59 am ET on May 18, 2019. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 5348189 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), the Company produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding, Xingtai and Wei County in North China’s Hebei Province, the Company is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. The Company has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2019 AND DECEMBER 31, 2018

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS

Current Assets
Cash and bank balances	$2,625,059	$8,474,809
Restricted cash	-	3,642,616
Accounts receivable (net of allowance for doubtful accounts of $49,173 and $58,707 as of March 31, 2019 and December 2018, respectively)	2,409,458	2,876,632
Inventories	4,156,848	2,923,516
Prepayments and other current assets	6,213,819	6,241,299

Total current assets	15,405,184	24,158,872

Property, plant, and equipment, net	167,245,378	167,829,716
Value-added tax recoverable	2,824,809	2,810,331
Deferred tax asset non-current	9,081,933	8,277,091

Total Assets	$194,557,304	$203,076,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,683,003	$11,802,075
Current portion of long-term loans from credit union	2,539,541	2,491,549
Accounts payable	1,647,286	629,054
Notes payable	0	3,642,616
Due to related parties	513,423	413,336
Accrued payroll and employee benefits	305,148	213,536
Other payables and accrued liabilities	8,723,322	10,222,796
Income taxes payable	-	219,305

Total current liabilities	20,411,723	29,634,267

Loans from credit union	4,796,911	4,706,259
Loans from a related party	2,227,668	2,185,569

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $24,815,967 and $34,008,908 as of March 31, 2019 and December 31, 2018, respectively)	27,436,302	36,526,095

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,022,316 and 21,450,316 shares issued and outstanding as of March 31, 2019 and December 31,2018, respectively	22,360	22,360
Additional paid-in capital	51,137,319	51,137,319
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income (loss)	29,728	(3,263,952)
Retained earnings	109,851,021	112,573,614

Total stockholders’ equity	167,121,002	166,549,915

Total Liabilities and Stockholders’ Equity	$194,557,304	$203,076,010

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Revenues	$17,450,292	$1,888,194

Cost of sales	(17,642,758)	(2,583,502)

Gross Loss	(192,466)	(695,308)

Selling, general and administrative expenses	(2,981,473)	(3,813,794)
Loss from disposal of property, plant and equipment	-	(10,376)

Loss from Operations	(3,173,939)	(4,519,478)

Other Income (Expense):
Interest income	58,818	44,763
Subsidy income	-	253,281
Interest expense	(255,269)	(403,811)

Loss before Income Taxes	(3,370,390)	(4,625,245)

Provision for Income Taxes	647,795	538,969

Net Loss	(2,722,595)	(4,086,276)

Other Comprehensive Income
Foreign currency translation adjustment	3,293,680	7,375,558

Total Comprehensive Income	$571,085	$3,289,282

Losses Per Share:

Basic and Diluted Losses per Share	$(0.12)	$(0.19)

Outstanding – Basic and Diluted	22,022,316	21,450,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Cash Flows from Operating Activities:
Net income	$(2,722,595)	$(4,086,276)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,930,060	3,730,585
Loss from disposal and impairment of property, plant and equipment	-	10,376
Allowance for bad debts	(10,704)	(22,297)
Share-based compensation expenses	-	-
Deferred tax	(647,795)	(538,969)
Changes in operating assets and liabilities:
Accounts receivable	535,220	1,114,843
Prepayments and other current assets	187,711	(2,535,170)
Inventories	(1,181,371)	(202,692)
Accounts payable	1,009,834	(129,770)
Advance from customers	-	-
Notes payable	(3,726,504)	(2,374,507)
Due to related parties	37,265	39,575
Accrued payroll and employee benefits	87,823	66,867
Other payables and accrued liabilities	(326,741)	69,841
Income taxes payable	(224,355)	-
Net Cash Used in Operating Activities	(3,052,152)	(4,857,594)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,415,761)	(707,162)
Net Cash Used in Investing Activities	(1,415,761)	(707,162)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	4,749,015
Repayments of related party loans	-	(9,498,029)
Proceeds from short term bank loans	4,024,625	9,972,931
Repayment of bank loans	(9,390,791)	(4,432,414)
Net Cash (Used in) Provided by Financing Activities	(5,366,166)	791,503

Effect of Exchange Rate Changes on Cash and Cash Equivalents	341,713	471,899

Net Decrease in Cash and Cash Equivalents	(9,492,366)	(4,301,354)

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	12,117,425	9,017,427

Cash, Cash Equivalents and Restricted Cash - End of Period	$2,625,059	$4,716,073

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$230,953	$787,353
Cash paid for income taxes	$224,355	$-

Cash and bank balances	2,625,059	740,309
Restricted cash	-	3,975,764
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	2,625,059	4,716,073